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                                                                    EXHIBIT 99.2

                                                                    NEWS RELEASE

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FOR RELEASE @ 3:30 P.M., C.S.T., NOVEMBER 17, 1999

                                       CONTACT: JOHN Y. AMES, PRESIDENT & COO
                                                VENUS EXPLORATION, INC.
                                                210-930-4900 EXT. 1104
                                                WWW.VENUSEXPLORATION.COM

         San Antonio, Texas - November 17, 1999 - The Company announced the results of recent drilling and workover operations in two fields. The first is a workover to restimulate a well in the Constitution Field, Jefferson County, Texas. The #1 Westbury Farms, which was completed as a gas condensate well in March 1998 through perforations in the Middle Yegua Formation between 13,910 and 13,940 foot depths, was restimulated on November 15, 1999 using a total of 108,140 pounds of bauxite sand and 2,065 barrels of gelled water. After 22 hours, the well was producing at a rate of 3.5 million cubic feet of gas and 554 barrels of condensate plus 420 barrels of frac load water per day into the pipeline through a 14/64" choke with 6,310 pounds per square inch tubing pressure. Venus is the operator of the well and owns 10.5% working interest in the producing zone in this well. The Company holds approximately 3,000 acres in this field and owns 15% working interest in zones other than the producing zone in the #1 Westbury Farms well and in the acreage block. With the results of this restimulation, the company expects to drill additional development wells in the Constitution Field if future production history supports the magnitude of proved reserves that the Company anticipates will be assigned to this producing zone.

         The second project is in the East World Field in Crockett County, Texas, where Venus owns a 7.4% working interest in a 486 acre lease. The Pogo Producing Company No. 1 Ranch Hand 55 had an initial daily flow rate of 101 barrels of oil and 948 thousand cubic feet (Mcf) from the Strawn Limestone between 8,074 and 8,124 feet on April 5, 1999. The No. 2 Ranch Hand 55 was subsequently drilled and completed on October 5, 1999, from the same zone, for a flow rate of 209 barrels of oil, 1.7 million cubic feet (MMcf) of gas and 200 barrels of water per day.

         This News Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those forward-looking statements address such matters as future drilling plans that is subject to change. Although these statements are based on the data available at the time this material was prepared and although Venus believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved, or that its conclusions will be supported by actual future events. Important factors that could cause actual results to differ materially from those in the forward-looking statements include federal and state regulatory developments, the timing and extent of changes in commodity prices, the timing and extent of success in acquiring leasehold interests, the success in establishing, developing and producing oil and gas reserves, geological uncertainties and conditions of the capital and equity markets during the periods covered by the forward-looking statements contained in the company's public filings with the Securities and Exchange Commission.

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